UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-3/A
(Amendment No. 1)

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

URANIUM ENERGY CORP.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation or organization)

98-0399476
(I.R.S. Employer Identification Number)

1111 West Hastings Street, Suite 320
Vancouver, British Columbia
Canada V6E 2J3
(604) 682-9775
(Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Amir Adnani
President and Chief Executive Officer
1111 West Hastings Street, Suite 320
Vancouver, British Columbia
Canada V6E 2J3
(604) 682-9775

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this registration statement as determined by the selling securityholders named herein.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☑

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☑
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☐

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be Registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price	Amount of registration fee

Common Stock, par value $0.001 per share, being offered for resale by certain selling securityholders(2)	407,239	$1.68	$684,161.52	$88.12

Common Stock, par value $0.001 per share, to be offered for resale by the holders of Warrants assuming the exercise of such Warrants(3)	2,600,000	$1.68	$4,368,000.00	$562.60

Total	3,007,239	$1.68	$5,052,161.52	$650.72

(1)   Estimated in accordance with Rule 457(c) of the United States Securities Act of 1933, as amended (the "Securities Act"), solely for the purpose of computing the amount of the registration fee, based on the average of the high and low sales prices of the Registrant's Common Stock on the NYSE MKT LLC on November 15, 2013.

(2)   Represents shares of common stock issued by our company pursuant to a credit agreement dated July 30, 2013.

(3)   Represents shares of common stock issuable by our company upon exercise of common stock purchase warrants issued by our company pursuant to a credit agreement dated July 30, 2013. Each warrant entitles the holder to purchase one share of our common stock until July 30, 2016 at a price of $2.50 per share.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment that specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

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EXPLANATORY NOTE

Uranium Energy Corp. (the "Company") is filing this registration statement on Form S-3/A (Amendment No. 1) (the "Form S-3/A") to its registration statement on Form S-3, as originally filed with the United States Securities and Exchange Commission (the "SEC") on November 19, 2013 (the "Original Form S-3") because the Original Form S-3 did not specifically indicate that the Company's Chief Financial Officer signed such Original Form S-3 in his capacity as the Company's principal accounting officer, as required by the instructions to Form S-3. As such, the sole purpose of this Form S-3/A is to specifically indicate that the Company's Chief Financial Officer is signing in his capacity as the Company's principal accounting officer.

Pursuant to the requirements of the SEC, Part II of the Original Form S-3 has been amended to contain currently dated signatures that specifically indicate that the Company's Chief Financial Officer is signing in his capacity as the Company's principal accounting officer. No other changes have been made to the Original Form S-3. This Form S-3/A speaks as of the original filing date of the Original Form S-3, does not reflect events that may have occurred subsequent to the original filing date, and does not modify or update in any way disclosures made in the Original Form S-3.

PART II INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following is a list of the expenses to be incurred by us in connection with the preparation and filing of this registration statement. All amounts shown are estimates except for the SEC registration fee:

SEC Registration Fee	$650.72
Accounting fees and expenses	$10,000
Legal fees and expenses	$25,000
Transfer agent and registrar fees	$2,000
Miscellaneous	$1,000
Total:	$38,650.72

We are paying all expenses of the offering listed above. No portion of these expenses will be borne by the Selling Securityholders. The Selling Securityholders, however, will pay any other expenses incurred in selling their common stock, including any brokerage or underwriting discounts or commissions paid by the Selling Securityholders to broker-dealers in connection with the sale of their shares.

Item 15. Indemnification of Officers and Directors

Our officers and directors are indemnified as provided by the Nevada Revised Statutes ("NRS"), our Articles of Incorporation and our Bylaws.

NRS Section 78.7502 provides that:

(i)       a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, except an action by or in the right of the corporation, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful;

(ii)       a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses, including amounts paid in settlement and attorneys' fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper; and

(iii)       to the extent that a director, officer, employee or agent of a corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding, or in defense of any claim, issue or matter therein, the corporation shall indemnify him against expenses, including attorneys' fees, actually and reasonably incurred by him in connection with the defense.

NRS Section 78.751 provides that we may make any discretionary indemnification only as authorized in the specific case upon a determination that indemnification of the director, officer, employee or agent is proper in the circumstances. The determination must be made:

(a)       by our stockholders;

(b)       by our board of directors by majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding;

(c)       if a majority vote of a quorum consisting of directors who were not parties to the action, suit or proceeding so orders, by independent legal counsel in a written opinion;

(d)       if a quorum consisting of directors who were not parties to the action, suit or proceeding cannot be obtained, by independent legal counsel in a written opinion; or

(e)       by court order.

Our Certificate of Incorporation and Articles provide that no director or officer shall be personally liable to our company, any of our stockholders or any other for damages for breach of fiduciary duty as a director or officer involving any act or omission of such director or officer unless such acts or omissions involve intentional misconduct, fraud or a knowing violation of law, or the payment of dividends in violation of the General Corporate Law of Nevada.

Further, our Bylaws provide that we shall, to the fullest and broadest extent permitted by law, indemnify all persons whom we may indemnify pursuant thereto. We may, but shall not be obligated to, maintain insurance, at our expense, to protect ourselves and any other person against any liability, cost or expense. We shall not indemnify persons seeking indemnity in connection with any threatened, pending or completed action, suit or proceeding voluntarily brought or threatened by such person unless such action, suit or proceeding has been authorized by a majority of the entire Board of Directors.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling our company pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 16. Exhibits
Exhibit Number	Description of Exhibit
4.1	Form of warrant certificate(1).
5.1	Opinion of McMillan LLP, with consent to use, regarding the legality of the securities being registered(1).
23.1	Consent of McMillan LLP (included in Exhibit 5.1).
23.2	Consent of Independent Registered Public Accounting Firm, Ernst & Young, LLP(1)..
24.1	Power of Attorney (included on signature pages to the registration statement).

(1) Filed as an exhibit to our registration statement on Form S-3 as filed with the SEC on November 19, 2013 and incorporated herein by reference.

Item 17. Undertakings.

(a)        The undersigned registrant hereby undertakes:

(1)       To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)       To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)      To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

(iii)     To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the registration statement is on Form S-3 or Form F-3 and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is a part of the registration statement.

(2)        That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)        To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)        The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Vancouver, Province of British Columbia, Canada, on November 25, 2013.
URANIUM ENERGY CORP.
By:	/s/ Amir Adnani Amir Adnani President, Chief Executive Officer (Principal Executive Officer) and a director

KNOW ALL BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Amir Adnani as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, in any and all capacities, to sign any or all amendments (including post-effective amendments) to this registration statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or their substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.
Signature	Title	Date
/s/ Amir Adnani Amir Adnani	President, Chief Executive Officer (Principal Executive Officer) and a director	November 25, 2013
/s/ Mark Katsumata Mark Katsumata	Secretary, Treasurer and Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	November 25, 2013
/s/ Alan P. Lindsay Alan P. Lindsay	Chairman and a director	November 25, 2013
/s/ Ivan Obolensky Ivan Obolensky	Director	November 25, 2013
/s/ Vincent Della Volpe Vincent Della Volpe	Director	November 25, 2013
/s/ David Kong David Kong	Director	November 25, 2013

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